DAKTRONICS, INC.
                              AMENDED AND RESTATED
                         DEFERRED COMPENSATION AGREEMENT


THIS AGREEMENT, originally adopted, effective August 1, 1990, is hereby amended in its entirety and restated, effective February 20, 2004, by and between DAKTRONICS, INC., a corporation organized and existing under the laws of South Dakota (the "Corporation"), and FRANK KURTENBACH ("Participant").

                              W I T N E S S E T H:

WHEREAS, the Corporation recognizes the benefits received by the Corporation as a result of the experiences and insight provided by the Participant through his employment with the Corporation; and

WHEREAS, the Corporation desires to reward the Participant for past and future services to the Corporation.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby establish this deferred compensation agreement on the following terms and conditions:

A. DEFINITIONS. When the following terms are used herein with initial capital letters, they shall have the following meanings:

1. "Accrued Benefit" shall be the sum of all amounts credited to Participant's Deferred Account pursuant to this Agreement, together with all net appreciation added thereto pursuant to the terms hereof, as adjusted for any distributions made hereunder.

2. "Administrator" shall be the Chief Financial Officer of the Corporation, or any successor thereto appointed by the Board of Directors of the Corporation.

3. "Agreement" shall refer to this Daktronics, Inc. Deferred Compensation Agreement, as amended.

4. "Beneficiary" shall refer to any person, estate or trust who, by operation of law, or under the terms of the Agreement, or otherwise, is entitled to receive any Accrued Benefit of Participant under the Agreement.

5. "Change in Control" shall refer to the occurrence of any of the following events:

a. The sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Corporation (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Corporation,

b. The approval by the Corporation's shareholders of any plan or proposal for the liquidation or dissolution of the Corporation;

c. Any person or entity becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act")), directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding securities of the Corporation ordinarily having the right to vote at elections of directors who were not beneficial owners of at least fifty percent (50%) of such combined voting power as of the date the Corporation's Board of Directors adopted the Option Plan, and

d. A merger or consolidation to which the Corporation is a party if the shareholders of the Corporation immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of the Corporation at such time, "beneficial ownership" (as defined in Rule 13d-3 under the Exchange
         Act) immediately following the effective date of such merger or consolidation of securities of the surviving company representing less than fifty percent (50%) of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors.

6. "Deferred Account" shall refer to unfunded book entries maintained by the Administrator reflecting the Accrued Benefit of Participant hereunder. Provided, however, that the existence of such book entries and of this Deferred Account shall not create or be deemed to create a trust of any kind, or any fiduciary relationship between the Corporation and Participant or any Beneficiary under this Agreement.

7. "Disability" shall refer to the Participant suffering from a physical or mental condition which, as determined by a physician chosen by the Administrator based upon appropriate medical results and examinations, may be expected to result in death or be of long or indefinite duration and which renders the Participant incapable of performing his customary duties or other substantial duties for the Company.

8.       "Effective Date" shall be February 20, 2004.

9. "ERISA" shall refer to the Employee Retirement Income Security Act of 1974, as amended.

10. "For Cause Termination" means the termination of the Participant's employment with the Corporation after having engaged in any of the following actions:

a. Gross negligence or willful misconduct in the performance of the Participant's duties to the Corporation (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to the Corporation, provided however that no act or failure to act by the Participant shall be considered "willful" if done or omitted by Participant in good faith with reasonable belief that his action or omission was in the best interests of the Corporation;

b.       Commission of any act of fraud with respect to the Corporation; or

c. Conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of the Corporation.

11. "Forfeiture" refers to the portion or amount of the Participant's Accrued Benefit that is forfeited pursuant to Section C of this Agreement.

12.      "IRC" shall refer to the Internal Revenue Code of 1986, as amended.

13.      "Plan Year" shall refer to each calendar year.

14. "Retirement" shall refer to the termination of employment with the Corporation by the Participant after the Participant (i) has attained at least age 65 or (ii) has attained at least age 55 and has completed at least 20 Years of Service with the Corporation.

15. "Retirement Age" shall refer to the Participant, while still employed with the Corporation, (i) having attained at least age 65 or (ii) having attained at least age 55 and having completed at least 20 Years of Service with the Corporation.

16.      "Years of Service" means the number of consecutive periods of twelve
         (12) consecutive months during which the Participant has completed at least 1,000 hours of service without a break in service.

B. CREDITING OF BENEFITS. The Corporation shall have the authority to credit amounts to the Deferred Account of the Participant at any time after the Effective Date. As of the Effective Date, the Corporation and Participant agree and acknowledge that $347,332 has been credited to the Participant's Deferred Account under the Agreement.

C. VESTING OF ACCRUED BENEFIT. The Participant shall become vested in the Participant's Accrued Benefit in the following manner:

1. Vesting at Retirement Age. Subject to the provisions of Section C.4 below, Participant shall become vested in and acquire a nonforfeitable right to his Accrued Benefit upon the date that the Participant has attained the Retirement Age. If the Participant's employment with the Corporation is terminated prior to the Participant's Retirement Age, other than as a result of the death or Disability of the Participant, the Participant's Deferred Account shall immediately be treated as a Forfeiture and Participant shall have no further rights to any amounts credited at any time to the Participant's Deferred Account.

2. Vesting Upon Death or Disability of Participant. Subject to the provisions of Section C.4 below, and notwithstanding the provisions of Section C.1, if the Participant's employment with the Company is terminated as a result of the Participant's death or Disability, one hundred percent (100%) of the Participant's Accrued Benefit Deferred Account shall vest in the Participant or the Participant's Beneficiary, as the case may be.

3.       Vesting Upon Change in Control. Subject to the provisions of Section
         C.4 below, and notwithstanding the provisions of Section C.1, upon the occurrence of a Change in Control, one hundred percent (100%) of the Participant's Accrued Benefit Deferred Account shall vest in the Participant.

4. For Cause Termination. In the event of a For Cause Termination of the Participant, all amounts credited to the Participant's Deferred Account at any time, including any amounts that have been distributed to Participant, shall immediately be treated as a Forfeiture and Participant shall have no further rights to any amounts credited at any time to Participant's Deferred Account.

D. INTEREST ON DEFERRED FEES. The Corporation hereby agrees that the balance in the Deferred Account (as reduced for any distributions made from the Deferred Account) shall be credited with interest at a rate per annum equivalent to the interest rate in effect for five year United States Treasury Notes (the "Treasury Rate") as of the first business day on or next following the first day of the Plan Year. Interest on the Deferred Account will be compounded annually. The Treasury Rate for prospectively crediting interest shall be adjusted as of each succeeding Plan Year.

E.       DISTRIBUTION OF BENEFITS.

1. Distribution of Benefits. Once the Participant has ceased to be an employee of the Corporation and has a vested Accrued Benefit, whether such termination of employment results from voluntary or involuntary termination, Disability or from the Participant's death, the vested Accrued Benefit of the Participant shall be payable as set forth in this Section. Distribution of the vested Accrued Benefit will commence within sixty days after the date that the Participant ceases to be an employee of the Corporation. The Participant shall elect to receive distribution of his vested Accrued Benefit in one of the following forms: (i) a single lump-sum distribution in cash or (ii) an installment distribution consisting of approximately equal annual cash installments over the five-year or ten-year period commencing at the time that distribution is to commence. The Participant shall elect a method of distribution at the time that he becomes the Participant. Any such election shall remain in effect until the election is properly modified or revoked pursuant to the following paragraph. Provided, however, that in the event of the Participant's death or Disability, the Corporation, in its sole discretion, will be permitted (but in no event obligated) to accelerate the payments to be made to the Participant under this Agreement.

2. Subsequent Modifications of Elections. The Participant may modify or revoke a prior distribution election by filing a new distribution election with the Administrator. Any new election shall become effective and shall supersede and revoke a prior election made by the Participant only in the event that the Participant is continuing to serve as an employee of the Corporation at least 180 days after the date that the new election is filed with the Administrator. In the event that the Participant ceases to be an employee of the Corporation less than 180 days after filing a new election, the distribution election in effect for the Participant shall be the most recent distribution election that was filed with the Administrator at least 180 days prior to such termination of employment.

3. Facility of Payment. If the Participant is under a legal disability or, by reason of illness or mental or physical disability is, in the opinion of the Administrator, unable to attend to the Participant's personal financial matters, the Administrator may make such payments in such of the following ways as the Administrator shall determine: (i) directly to the Participant or Beneficiary,
        (ii) to the legal  representative of the Participant or Beneficiary,  or
        (iii) to a custodian for the benefit of the Participant or Beneficiary, which custodian may be any person eligible to act for such person (including but not limited to a relative by blood or marriage, or a friend)  under the  applicable  Uniform  Custodial  Trust Act.
        Any payment made pursuant to this provisions shall be a complete discharge of the obligations to the Participant under the Agreement.

F. DESIGNATION OF BENEFICIARY. Participant may designate from time to time in writing one or more Beneficiaries, who will receive the his Accrued Benefit in the event of the Participant's death. If Participant dies without having made a Beneficiary designation, the Beneficiary of Participant shall be deemed to be, in the following order of priority, his: (i) spouse, (ii) lineal descendants, (iii) parents, or (iv) estate.

G. CHANGE IN CONTROL. In the event of a Change in Control of the Corporation, the Agreement shall automatically terminate and the Accrued Benefit of Participant shall be immediately payable, unless a majority of the entire board of directors of the Corporation as it existed immediately prior to the Change in Control, shall agree to continue to maintain the Agreement. Upon the occurrence of such an agreement, the term "Corporation" as used in this Agreement shall be deemed to refer to such successor or survivor corporation, firm or person.

H. UNFUNDED ARRANGEMENT. The Corporation shall be under no requirement to fund its obligations under this Agreement. The payments to Participant or Beneficiary under this Agreement shall be made from assets which shall continue, for all purposes, to be part of the general assets of the Corporation and no person shall have, by virtue of the provisions of this Agreement, any interest in such assets. To the extent that any person acquires a right to receive payments from the Corporation under the provisions of this Agreement, such rights shall be no greater than the right of any unsecured general creditor of the Corporation.

         In the event that, in its sole discretion, the Corporation decides to informally fund its liabilities under this Agreement in whole or in part, neither the Participant, the Participant's Beneficiary nor any other persons shall have any rights whatsoever in such informal funding vehicle. The Corporation shall be the sole owner and beneficiary of any such assets and shall possess and may exercise all incidents for ownership thereof. Further, any such assets shall not in any way be considered to be security for the performance of the obligations of the Corporation under this Agreement and shall be, and will remain, general unpledged, unrestricted assets of the Corporation, and such rights shall be no greater than the right of any unsecured general creditor of the Corporation.

I. LIMITATION OF RIGHTS. Nothing contained in this Agreement shall, in any manner, be construed to:

1. Limit in any way the right of the Corporation to terminate Participant's employment with the Corporation at any time; or

2. Be evidence of any agreement or understanding, express or implied, that the Corporation will employ Participant in any particular position or at any particular rate of remuneration or for any particular period of time.

J. ADMINISTRATION. The Agreement is to be administered by the Administrator. Subject to the provisions of the Agreement, the Administrator shall have sole authority, in its absolute discretion, to do everything necessary or appropriate to
         administer  the  Agreement,   including,  without  limitation,
         interpreting the Agreement. All decisions, determinations and interpretations of the Administrator shall be final and binding on the Participant. The Administrator shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Corporation and upon any other information furnished in connection with this Agreement by any person or persons other than himself or herself. In no event shall any person who is or shall have been the Administrator be liable for any determination made or other action taken or omitted in reliance upon any such report or information, or for any action taken or omitted, including the furnishing of information, in good faith.

K. NO FIDUCIARY RELATIONSHIP. Nothing contained in this Agreement, and no action taken pursuant to its provisions by either party, shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Corporation and the Participant or any other person.

L. SELECT GROUP OF EMPLOYEES. It is the intention of the Corporation that this Agreement, together with any similar plans or agreements that may be adopted by the Corporation, shall be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a single member of a select group of management or highly compensated employees of the Corporation. All provisions of this Agreement shall be construed and applied in order to carry out this intention.

M. BENEFITS NOT SUBJECT TO ALIENATION. Neither the Participant nor any other person shall have any power or right to voluntarily or involuntarily transfer, sell, alienate, assign, pledge, mortgage, or otherwise encumber any part or all of the amounts payable by the Corporation under this Agreement, nor shall such amounts be subject to seizure by any creditor of the Participant or any other person by a proceeding at law (including, but not limited to, divorce proceedings) or in equity, and no such benefits shall be transferable by operation of law in the event of bankruptcy, insolvency or death (except to the extent expressly provided in this Agreement) of the Participant.

N.                REVIEW OF CLAIMS.

1. The Participant or any other person who believes that he or she is entitled to receive benefits under the Agreement may make a written request for such benefits to the Administrator, which for this purpose and for this purpose only shall be the "named fiduciary" of the Agreement within the meaning of
                  Section 503 of ERISA.

2. Once a request for benefits has been made, the Administrator shall review the claim for benefits. If the claim is wholly or partially denied, notice of the decision shall be furnished to the claimant within ninety (90) days after receipt of the claim, unless special circumstances require an extension of up to an additional ninety (90) days for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. This notice shall indicate the circumstances requiring the extension of time and the date by which the Administrator expects to render the final decision. In the event that no notice of the denial of a claim is furnished to the claimant under this subsection, the claim shall be deemed denied and the claimant may request review under subsection
         4 below.

3. If a claim is denied in whole or in part, notice of the decision provided to the claimant shall contain: (i) the specific reason or reasons for the denial; (ii) specific reference to relevant provisions of the Agreement on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim together with an explanation of why such material or information is necessary; and (iv) appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review.

4. The Participant or any other person who has had a claim denied under this Section shall be entitled to request the Administrator to give further consideration to his or her claim by filing with the Administrator a written request for review. This request must contain a written statement of the reasons why the claimant believes his or her claim should be allowed. Any request for review must be filed with the Administrator no later than sixty (60) days after receipt of the notice of denial of the claim.

a. The request for review shall be in writing and shall include specific reasons for the decision, as well as specific references to the pertinent Agreement provisions on which the decision is based.

b. Once a request for review has been made under this subsection, the Administrator shall conduct a hearing to review the claim within the next sixty (60) days, unless special circumstances require an extension of the time for processing, in which case a decision shall be rendered no later than one hundred twenty (120) days after
         receipt of a request for review.   If  an  extension   of  time  for
         review  is  required   because  of  special circumstances,  written
         notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished to the claimant within the sixty (60) day period (or the 120-day period if an extension of time is required because of special circumstances), the claim shall be deemed denied on review.

O.                MISCELLANEOUS.

1. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Corporation, and its successors and assigns, and to the benefit of the Participant, and his heirs, executors and administrators.

2. Separate Counterparts. This Agreement may be executed in separate counterparts which shall collectively and separately be considered one and the same Agreement.

3. Headings. The headings used in this Agreement are for the purpose of convenience only, and no such heading shall be considered in the construction of any provision of this Agreement or any related instrument.

4. Good Faith. No employee or other member of the Corporation or Administrator of the Corporation shall in any event be liable to any person for any action taken or omitted to be taken in connection with this Agreement, as long as such act or omission to act is made in good faith.

5. Expenses. The expenses and cost of administration of the Agreement shall be paid by the Corporation.

6. Amendment. This Agreement may only be amended by a written agreement signed by the Corporation and the Participant.

7. Governing Law. The laws of the State of South Dakota shall govern the validity of this Agreement, the construction of its terms and interpretation of the rights and duties of the parties hereunder.

8. Authorization to Withhold Taxes. The Corporation is authorized in accordance with applicable law (i) to withhold from the Participant's compensation any sums as may be necessary to cover federal and state income, FICA, medicare or other taxes which may be due with respect to any portion of the Participant's Accrued Benefit, and (ii) to withhold from any distribution to the Participant (or the Participant's estate, as the case may be) such sums as may be necessary to cover federal and state taxes which may be due with respect to such distribution.

9. Superceding of Prior Agreements. This Agreement shall replace and supersede any prior formal or informal arrangement or discussion between the Corporation and the Participant concerning the providing of deferred compensation to Participant.

IN WITNESS WHEREOF, the parties adopted and executed this Agreement, as of the day and year first above written.

CORPORATION:                                         PARTICIPANT:

Daktronics, Inc.


By: /s/ James B Morgan                               /s/ Frank Kurtenbach
    ---------------------                            -------------------------
Its:  President/CEO                                  Frank Kurtenbach